Exhibit 99.2

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AMENDED MARCH CASH DISTRIBUTION

RELEASE

DALLAS, Texas, March 18, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today announced corrections to its press release from earlier today that declared a cash distribution to the holders of its units of beneficial interest of $0.041340 per unit, payable on April 12, 2024, to unit holders of record on March 28, 2024. The per unit distribution amount was not changed due to the reporting errors listed below.

The original release contained two errors that the Trustee would like to correct. Those items are outlined as follows.

This month’s distribution was a decrease from the previous month as opposed to the stated increase. The cash distribution in February was $0.045460 compared to the previously reported $.041340, a decrease of $0.00412 per unit. This was due to a decrease in the production of gas and an increase in capital costs, offset by an increase in production of oil and increases in the pricing of both oil and gas on the Waddell Ranch Properties. There was a decrease in oil volumes produced on the Texas Royalty Properties, along with a decrease in the price of oil. The gas pricing for the Texas Royalty Properties increased, partially offset by a decrease in gas volume for the month.

A correction is being made to the reporting of the gas volume amount for the Waddell Ranch properties. Plant product volumes have not previously been added to the gas volume number. This is being corrected for this month and the prior month’s reported volumes in the tables below. In addition, the gas price reported last month for the Waddell Ranch is also updated below to reflect the new calculation, which is a standard calculation, used for this month’s reporting.

	Corrected Underlying Properties			Corrected Net to Trust Sales
	Volumes			Volumes			Average Price
	Oil (bbls)	Gas (Mcf)		Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	253,653	1,401,615	~	190,240	1,051,211	*~	$72.45	$2.38	**
Texas Royalties	16,538	5,430		14,665	4,825	*	$71.75	$11.68	**
Prior Month
Waddell Ranch	252,265	1,449,995	^	189,199	1,087,466	*^	$70.25	$2.10	**
Texas Royalties	17,227	9,520		15,348	8,483	*	$73.43	$7.93	**

*	These volumes are the net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.
~	- Gas volumes have been corrected to include plant product mcf volume.
^	Prior month gas volumes have been corrected to include plant product mcf volume.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839